As filed with the Securities and Exchange Commission on February 10, 2015

Registration No. 333-156727

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

Registration Statement

Under

The Securities Act of 1933

INTERVEST BANCSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3699013
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Rockefeller Plaza, Suite 400

New York, New York 10020-2002

(212) 218-2800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

with a copy to:
Lowell S. Dansker	Thomas E. Willett, Esq.
Chairman and Chief Executive Officer	Harris Beach PLLC
Intervest Bancshares Corporation	99 Garnsey Road
One Rockefeller Plaza, Suite 400	Pittsford, New York 14534
New York, New York 10020-2002	(585) 419-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: N/A

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Intervest Bancshares Corporation (the “Company” or “Registrant”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-156727) (the “Registration Statement”) to withdraw and deregister (a) the warrant to purchase 691,882 shares of the common stock (then called Class A common stock), $1.00 par value), of the Company (the “Common Stock”), and (b) the 691,882 shares of Company Common Stock issuable upon exercise of such warrant, all of which were registered for issuance pursuant to the Registration Statement and remain unsold thereunder.

Pursuant to an Agreement and Plan of Merger, dated as of July 31, 2014 (the “Merger Agreement”), by and among Bank of the Ozarks, Inc. (“Ozarks”), Ozarks wholly-owned bank subsidiary, and the Company and its wholly-owned bank subsidiary, the Company is being merged with and into Ozarks, effective as of February 10, 2015 (the “Merger”). Upon consummation of the Merger, each outstanding share of the Company’s Common Stock is being converted into the right to receive shares of Ozarks common stock based on the exchange ratio specified in the Merger Agreement.

In connection with the closing of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of post-effective amendments any of the securities that remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration the Common Stock registered but not sold under the Registration Statement.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 10th day of February, 2015.

INTERVEST BANCSHARES CORPORATION

By:	/s/ Lowell S. Dansker
Lowell S. Dansker,
Chairman and Chief Executive Officer